SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrants [X]
Filed by a Party other than the Registrants [  ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[X]    Soliciting Material Pursuant to ss.240.14a-12

                          JOURNAL COMMUNICATIONS, INC.
                         JOURNAL EMPLOYEES' STOCK TRUST
                         ------------------------------
         (Name of Registrants as Specified in their respective Charters)

    (Name of Person(s) Filing Proxy Statement if other than the Registrants)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1)   Title of each class of securities to which transaction applies:

       2)   Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       4)   Proposed maximum aggregate value of transaction:

       5)   Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:

       2)   Form, Schedule or Registration Statement No.:

       3)   Filing Party:

       4)   Date Filed:

JOURNALCOMMUNICATIONS an employee-owned company



April 23, 2001



Dear Fellow Unitholder:

As an employee-owner of Journal Communications, your opportunity to exercise your privilege and responsibility in our annual election is coming soon.

Enclosed is a sample of the ballot you will receive next month. It is different from ballots of recent years. This year, in addition to having the opportunity to vote for the board of directors, you will be asked to vote on four proposed amendments to the Journal Employees' Stock Trust Agreement (JESTA). Along with the ballot, you will receive a proxy statement that includes the actual language of the amendments and explains each amendment in detail.

These amendments, which were unanimously approved and are recommended by the stock trustees and unanimously endorsed by the Journal Communications board of directors, clarify the language of JESTA and ensure consistency with the trustees' long standing practices. The amendments may protect the company from future litigation. If approved, the amendments will affect neither the operating expenses nor the cash flow of Journal Communications or the stock trust.

Here's a brief overview of the amendments:

Retirement Definition Amendment

Under JESTA, employees who terminate employment must offer to sell all their units immediately. There is an exception for employees who retire from a Journal Communications company. Retirees may choose to offer units for sale in equal installments over a ten year period, starting on the first anniversary after retirement.

The purpose of the amendment is to clarify the definition of "retirement" and eliminate any ambiguity. Some former employees have sued the company in part over the issue of what constitutes "retirement" for purposes of JESTA. In essence, the amendment makes it clear that it is necessary to meet the eligibility requirements for normal retirement, early retirement or disability retirement that are set forth in the Journal Communications pension plan to be eligible for the ten year sell-back.

A vote "FOR" this amendment will help prevent future disputes.

Sell-back Amendment

Since 1995, trustees have been providing a special sell-back policy for units owned by employees who are separated due to downsizing, restructuring, reorganization, job elimination, divestiture, outsourcing or similar event. The amendment formally adopts the extended sell-back policy that has been exercised by the trustees since it was proposed by the Unitholders' Council six years ago. The stock trustees would determine in each instance whether the extended sell-back right should be made available.

Such separated employees with 20 or more years as unitholders have up to five years to offer to sell their units, one-fifth each year; those with 15 to 20 years as unitholders have four years, one-fourth each year; those with 10 to 15 years as unitholders have three years, one-third each year; those with 5 to 10 years have two years, one-half each year; those with 2 to 5 years have one year. Those with less than two years will continue to be required to immediately offer their units for sale.

A vote "FOR" this amendment may benefit many employees who in the future might lose their jobs, under circumstances outside their control, and be required to offer to sell units. It also is a good practice for Journal Communications in order to avoid having large numbers of units simultaneously offered for sale.

Transfer Amendment

At one time, buyers of units of beneficial interest in the trust were matched up with sellers in a process that took as long as six weeks. Since 1996, the company treasury has elected to purchase units from sellers, and buyers have purchased from the treasury. This has cut the transaction time to three days. In addition, this process has eliminated sometimes significant interest payments, which the buyers had to pay to the sellers to cover loan interest accrued during the weeks that the transaction was pending.

The amendment makes it absolutely clear that all units bought and sold through the company treasury have all of the restrictions on transferability as stated in JESTA and acknowledges the current process.

A vote "FOR" this amendment helps ensure that units are sold according to the original intent of the trust and effectively ratifies the streamlined process for buying and selling units.

Large and Unusual Adjustments -Option Price Amendment

The price of units is driven by the company's financial performance. The option price is based on the company's consolidated book value and the past five years' consolidated net income. Since the late 1970s, the trustees have excluded non-recurring financial items that are large or unusual, such as a significant gain or loss on the sale of a business, from the calculation of the earnings component of the option price.

A vote "FOR" this amendment ratifies a practice that has helped to provide stability to the option price.

Your vote is very important

When you receive your official proxy ballot in May, it is very important that you sign and return it promptly. An envelope will be provided to you. It will be pre-addressed to Firstar Bank, N.A., the outside company that will handle the tabulation of all our proxy ballots. If you should lose your proxy ballot, notify Firstar's Corporate Trust office toll-free at 1-800-637-7549, or 414-276-3737 in the Milwaukee area. Call as soon as possible so that a secured replacement proxy ballot can be provided to you. We want to be certain that you can exercise your right to vote in this important election.

Please be very clear about the fact that, if you fail to participate in this
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election, or if you mark "ABSTAIN" on your proxy ballot, you will be voting
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against the amendments. Failure to sign and return your proxy ballot is not a
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passive act. It results in all your units being counted as votes "AGAINST" the
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amendments.
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We intend to mail a packet with the proxy statement and your proxy ballot by the second week of May. However, as the timing of the regulatory review process for the proxy materials may prevent us from sending a combined proxy statement, it is possible that you will receive separate proxy statements for separate meetings.

Once again, if you have questions, please don't hesitate to contact us:

        Steve Smith          Doug Kiel            Paul Bonaiuto
        Chairman / CEO       President            Executive Vice President/CFO
        414-224-2425         414-223-5306         414-224-2728
        ssmith@jc.com        dkiel@jc.com         pbonaiut@jc.com


Sincerely,

/s/ Steven J. Smith
Steven J. Smith


On April 4, 2001, Journal Communications, Inc. and the Journal Employees' Stock Trust filed with the SEC a preliminary proxy statement in connection with the annual meeting of stockholders to elect directors and the meeting of unitholders relating to JESTA amendments. We will prepare and file with the SEC a definitive proxy statement in connection with those meetings. We urge you to read the definitive proxy statement, which we will mail to unitholders with their proxy ballot, and any other proxy materials when they become available because they will contain important information. You may obtain a free copy of the proxy statement and other proxy materials (when available) at the SEC's Internet Web site at www.sec.gov or by sending a written request to Paul E. Kritzer, the Secretary of Journal Communications, at our headquarters or by emailing him at pkritzer@jc.com. Detailed information regarding the identity and interests of individuals who may be deemed participants in the solicitation of proxies relating to these meetings is available in the Soliciting Materials on Schedule 14A that we filed with the SEC on April 6, 2001, which you can obtain free of charge at the SEC's Internet Web site at www.sec.gov.

Questions and Answers About This Year's Proxy Process


Q: Why make changes to a plan that has worked so well for so long?

These amendments simply clarify JESTA in a manner consistent with the current practices of Journal Communications and the stock trustees. The Stock Plan has served Journal Communications and several generations of employees very well over the years. Accordingly, the stock trustees have been very cautious in proposing amendments to JESTA. But, since it was written in 1937, some things have changed. We have an opportunity this year to update, strengthen and improve JESTA.

Q: What is the definition of retirement to qualify for the 10-year sell-back?

Generally, it is necessary to meet the eligibility requirements for normal retirement, early retirement or disability retirement that are set forth in the Journal Communications pension plan. For full-time employees hired in 1985 or later, the minimum requirements for a non-disability pension are age 60 and 10 years or more with a Journal Communications company or age 65 with approximately six years or more with a Journal Communications company. A more extensive summary is included in the proxy statement to be issued next month. But, generally, age and years of service with the company define retirement.

Q: Why is it necessary to insert that language into JESTA?

There has been some controversy, including some lawsuits, relating to the definition of retirement. To avoid confusion and the disruptive effect of litigation in the future, the stock trustees believe it is appropriate to clarify the meaning of retirement under JESTA so that it is precise and consistent with the trustees' long-standing practice.

Q: I'm under a different retirement plan than the Journal Communications pension plan. Is this going to be more restrictive for me?

The amendment generally uses the age and tenure requirement of the Journal Communications pension plan for the definition of retirement under the Stock Plan, whether or not the employee is actually a participant in that pension plan. For employees hired in 1985 or later, the age and service requirements are the same throughout the Journal Communications companies.

Q: Who determines if employees terminated due to downsizing, etc., are eligible for the extended sell-back of up to five years?

The stock trustees would determine in each instance whether the sell-back right would be made available for unitholders who are terminated because of a downsizing, restructuring, reorganization, job elimination, divestiture, outsourcing or similar event. If it is made available, the unitholders would be allowed to offer to sell units to Journal Communications in equal annual installments over a period of up to five years, depending on the number of years that he or she owned units.

Q: When did the extended sell-back begin?

The provision has been utilized by the stock trustees since 1995, when it was proposed by the Unitholders Council. This amendment simply formalizes that practice in JESTA.

Q: Why do we need the transfer amendment?

Because we are no longer matching individual sellers and buyers of units in the rigid manner that JESTA describes. Using the corporate treasury to buy and sell units, as we have done since 1996, has cut the transaction time from six weeks to three days. This amendment makes it absolutely clear that all units bought and sold through the company treasury still have all of the restrictions on their transferability that are stated in JESTA.

Q: What are the restrictions?

Our units essentially cannot be traded on the open market. A unitholder cannot go out and sell units on the street, or to a friend or family member. If you decide to offer to sell units, the company can elect to purchase those units for the company treasury, and the company determines what eligible employee may buy those units.

Q: What are some of the large and unusual adjustments that have been excluded from the earnings component of the option price calculation?

The 1995 expenses of the merger of The Milwaukee Journal and Milwaukee Sentinel, the 1995 gain on the sale of Perry Printing Corp., the settlement of the Webcraft litigation, the contingency reserve for certain other litigation, the shutdown of the northern California operations of IPC Communication Services and the gain on the trade of our Kansas City radio station for stations in Knoxville are examples from the past decade.

Q: Why were those items excluded?

The implication of JESTA's option price formula is that the option price should be shielded to some extent from the effects of unique circumstances that may cause sharp increases or decreases in the unit price.

Q: Do I get one vote?

You get one vote for each unit you own.

Q: Does it take a simple majority to pass the amendments?

To approve these amendments, a vote "for" each proposal is needed from two-thirds of the units owned by active employees.

Q: What if I don't vote?

In effect, a vote to abstain, or a failure to vote, counts the same as a vote "against" the proposal.

Q: When will I receive a proxy ballot?

The proxy statement and ballot will be mailed to the homes of active unitholders in early May.

         [Omitted Graphic](1)

This is an example of the ballot you will receive at your home in early May. The information in the ovals [footnotes for EDGAR purposes] explains the key parts of the ballot - the areas that need your attention.

Keep in mind that you can direct a vote "FOR" all the proposals without checking any boxes. Simply sign and date the bottom of the proxy and return it by May 31.

                                           We are not requesting a proxy, and we request
                                            that you not send us a proxy at this time.

                                                              Sample
                                                           Proxy Ballot


                                              Preliminary Copy-Subject to Completion
                                                       Dated April 23, 2001
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                          The Board of Directors and the Trustees recommend a vote FOR each of the Proposals.(2)


1. ELECTION OF DIRECTORS: Todd K. Adams, Paul M. Bonaluto, James J. Ditter, Robert M. Dye,         [X]FOR all nominees [ ]WITHHOLD
                          James L. Forbes, Carl D. Gardner, Richard J. Gasper, Stephen O. Huhta,   listed to the left  AUTHORITY to
                          Mark J. Keefe, Douglas G. Kiel, Kenneth I. Kozminski, Paul E. Kritzer,   (except as          vote for all
                          Ronald G. Kurtis, David G. Meissner, Ulice Payne, Jr., Roger D. Pierce,  specified below)    nominees
                          James P. Prather, Steven J. Smith, Keith K. Spore, Karen O. Trickle,     [3]                 listed to
                          (add 8 Unitholder Council nominees)                                                          the left

                                                                                ---------------------------------------------------
(Instructions: To withhold authority to vote for any indicated nominee, write the name(s) of the nominee(s) in the box provided to the right.)------->
                                                                                ---------------------------------------------------

2. PROPOSAL TO APPROVE THE RETIREMENT DEFINITION AMENDMENT                  [X] FOR (4)     [ ] AGAINST        [ ] ABSTAIN

3. PROPOSAL TO APPROVE THE SELL-BACK AMENDMENT                              [X] FOR (5)     [ ] AGAINST        [ ] ABSTAIN

4. PROPOSAL TO APPROVE THE TRANSFER AMENDMENT                               [X] FOR (6)     [ ] AGAINST        [ ] ABSTAIN

5. PROPOSAL TO APPROVE THE LARGE AND UNUSUAL                                [X] FOR (7)     [ ] AGAINST        [ ] ABSTAIN
   ADJUSTMENTS-OPTION PRICE AMENDMENT


-----------------------------------------------------------                     DATE       May 21, 2001 (8)
                                                                                     ----------------------
                                                                               ----------------------------------------------------
          (Your name and                                                             Leslie A. Webster (8)
          address will be here)                                                ----------------------------------------------------
                                                                                     PLEASE SIGN YOUR NAME IN THE BOX
                                                                                     EXACTLY AS IT APPEARS TO THE LEFT
-----------------------------------------------------------

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(1) [Omitted graphic is reduced size version of full proxy ballot as filed as part of preliminary proxy materials.]
    This is what the full proxy ballot looks like that will be mailed to your home.
(2) This is the lower 1/2 of the ballot that you will detach, complete and return in the envelope provided.
(3) Check here to vote for all of the nominees listed to the left.
(4) Check here to vote FOR this amendment, which will clarify the definition of retirement and help eliminate any future disputes.
(5) Check here to vote FOR this amendment, which can benefit employees who in the future might lose their jobs, under circumstances outside their control, and be required to offer to sell units.
(6) Check here to vote FOR this amendment, which acknowledges the streamlined process.
(7) Check here to vote FOR this amendment, which ratifies a practice that has helped to provide stability to the option price.
(8) Be sure to sign the proxy ballot, date it and return it in the envelope provided.